Exhibit 14.1

Take Off with Integrity

US AIRWAYS

CODE OF BUSINESS CONDUCT AND ETHICS

For employees, officers and members of the Board of Directors of
US Airways Group, Inc. and its wholly owned subsidiaries
Adopted June 14, 2012

U·S AIRWAYS

A Message from CEO Doug Parker

Dear Fellow Employees,

Whether you’re new to the Company or a long-time employee, on the ramp, in the cockpit, at headquarters or elsewhere, you are required to review and comply with the newly revised Code of Business Conduct and Ethics, entitled “Take Off with Integrity.” Our commitment to integrity and honesty in the workplace is absolute. The following pages highlight the expectations of this commitment for all employees, officers and members of the Board of Directors at US Airways and our wholly owned subsidiaries.

We have revised the Code to keep up with the changing times, which include rapidly advancing technology, increased global interactions, and sophisticated business transactions. Among other changes, this revised Code provides updated guidance in a user-friendly format and addresses several new topics. Now you can pinpoint a topic in the Code by going to a new table of contents called “Navigating the Code.” Many of the issues discussed will be familiar. But you will also find new guidance on limitations on outside employment, compliance with anti-corruption laws, limitations on gift giving and receiving, and antitrust compliance, as well as new policies on charitable fundraising, political contributions and lobbying, and human rights.

What’s important to keep in mind is that the foundation of our interactions with others at work remains unchanged. We must obey the law and conduct business with integrity and honesty. We want to protect and enhance our reputation as an industry leader and trusted business partner. Our shared goals of operating a successful business with an impeccable worldwide reputation can’t be achieved without minding the principles of this Code.

As much as we’d like it to, the Code cannot address all situations or every practice or principle related to honest and ethical conduct. We ask that you exercise good judgment and, if you encounter a possible violation of the Code, are faced with an issue you don’t understand, or have a question about any provision of the Code, reach out to your supervisor, department managers, HR managers or our Chief Compliance Officer, Paul Jones, for guidance. We also have a confidential toll-free Ethics Hotline at 800-886-2304 for reporting potential violations. If you ask a question or report possible violations in good faith, you will be both complying with our Code and doing the right thing. Rest assured, we will not take or tolerate any disciplinary action or retaliation as a result of you making a report. On the other hand, if you don’t adhere to the principles outlined in the Code, you could face disciplinary action up to, and including, termination. You could also face potential legal action for violations of ethical conduct. This is serious business, and that’s why it’s important to review and comply with the Code.

Along with our officer team and our Board of Directors, I fully support and follow the Code and the high standards of ethical conduct it sets. Please join us in this effort.

Sincerely,

1. General	1

Read, Acknowledge and Follow the Code	1

Your Responsibilities	1

Oversight	1

Reporting Concerns and Violations	1

2. Compliance with Laws	3

3. Commitment to Confidentiality	3

Protect Company Confidential Information	4

Respect Confidential Information of Others	4

Refer Media Contacts	4

4. Respect Company Property	4

Use Company Assets for Company Business	4

Use Logos and Marks for Company Business	5

5. Commitment to Fair Dealing with Others	5

6. Avoid Real and Potential Conflicts of Interest	5

Avoid Conflicts with Business Partners	5

Protect Corporate Opportunities	6

Don’t Request Favors	6

Guidelines for Gifts or Favors	6

Gifts to Other Employees Restricted	7

No Business with Personal or Family Interests	7

7. Compliance with Anti-Corruption Laws	7

8. Commitment to Accurate Financial Records and Reporting	9

9. Limits on Other Employment and Activities	10

Other Employment and Consulting Restricted	10

10. Restrictions on Fundraising Activities	11

11. Compliance with Antitrust Laws	12

Actions that Violate U.S. Antitrust Laws	12

Meetings, Conversations, and Correspondence with Competitors	13

Professional Organizations and Trade Associations	13

12. Commitment to Respect Human Rights	14

13. Limits on Political Contributions and Lobbying	14

Political Contributions	14

Use of Company Resources for Political Activities	14

Political Action Committee	15

Lobbying	15

If You Need Help	16

1.	General

Read, Acknowledge and Follow the Code

This Code applies to all employees, officers and members of the Board of Directors of US Airways Group, Inc. and its wholly owned subsidiaries.

The first step in fostering our corporate culture is to make sure the people of US Airways are aware of their obligations under the Code and understand the resources that are available to meet those obligations. Toward that end, you may be required to sign and return an Acknowledgment confirming that you have read the Code and will comply with its terms as updated or amended from time to time. A copy of the Code is posted on Wings, our intranet website, at wings.usairways.com under “Human Resources – Policies,” and on usairways.com under “About US – Investor relations – Shareholder resources – Corporate governance.”

Your Responsibilities

Your compliance with the Code and relevant laws, rules and regulations is mandatory. In accepting and continuing employment with US Airways, serving on the Board of Directors of US Airways or otherwise acting on behalf of US Airways, you must comply with the Code and strictly observe all laws, rules and regulations discussed in this Code or that apply to US Airways’ operations domestically and internationally. Violations of the Code may be grounds for discipline, up to and including termination. But violations of the Code potentially could have even more severe results. Employees who violate this Code or applicable laws, rules or regulations may expose themselves to substantial civil damages, criminal fines and prison terms. US Airways may also face substantial fines and penalties, and its reputation and standing in the community may be damaged.

Oversight

The Audit Committee of the US Airways Board of Directors is responsible for overseeing and supervising implementation and administration of the Code. The Audit Committee has designated the Chief Compliance Officer to implement and maintain an ethics and compliance program that promotes the highest standards of business conduct and fosters an ethical culture at US Airways. The Chief Compliance Officer, along with designated qualified personnel, will oversee the prompt investigation of possible violations of the Code and ensure that appropriate action is taken in each case.

Reporting Concerns and Violations

You are expected to report promptly any behavior, instance, occurrence or practice believed to be unethical or illegal or, at a minimum, inconsistent with the Code. Appearances count! Your report can be based on your perceptions as much as actual fact, as long as the report is made in good faith.

No retaliation is allowed! Anyone who communicates a question or report of possible wrongdoing in good faith under the Code will not be disciplined or retaliated against in any way because he or she came forward. Prompt discipline, up to and including termination, will result for those who engage in retaliation.

There are a number of ways to report a violation of this Code or laws, rules or regulations that are discussed in this Code, or to inquire if you have questions or concerns about the Code. For written, ethics website and ethics hotline submissions, you may choose to include your name or you can report anonymously. Anonymous reporting is allowed, although providing your identity may assist with the investigation of your concern. Investigations of reports will be kept confidential to the fullest extent possible and in accordance with applicable U.S. and international laws.

•	Chief Compliance Officer: Contact the Chief Compliance Officer at 480-693-0800.

•	Ethics Hotline: Call the toll-free ethics hotline 24 hours a day, 7 days a week at 800-886-2304.

•	Ethics Website: Report the violation or submit your question or concern in writing online, 24 hours a day, 7 days a week, at notify.alertline.com.

•	Mail: Submit a written report, question or concern by first-class mail to our outside vendor at the following mailing address:

US Airways Group, Inc.

c/o EthicsPoint, Inc.

PO Box 230369

Portland, OR 97223

HR Manager: Contact your HR Manager, for whom you can find contact information on Wings, our intranet website, at wings.usairways.com.

US Airways’ common stock is traded on the New York Stock Exchange (the NYSE), and as a result we are subject to the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission (the SEC). The SEC has adopted procedures by which individuals may report perceived violations of securities laws and by which an individual may share in monetary recoveries if he or she provides original information in connection with violations that actually results in a monetary recovery. However, in weighing a person’s entitlement to share in such a recovery, the SEC will look to see whether that person first complied with his or her employer’s internal reporting procedures.

Reporting Matters Not Discussed in the Code

For employment-related matters that are not discussed in this Code, including matters such as payroll issues, interpretation and application of a collective bargaining agreement, employee benefits, substance abuse, inappropriate relationships within a management reporting chain, sexual harassment or discrimination claims, please contact your HR Manager or email to human.resources@usairways.com.

Safety concerns may be reported to the Vice President of Safety at 800-363-2545 or through the Chief Compliance Officer, the ethics hotline, the ethics website and/or your HR Manager, or to all of them. US Airways is committed to ensuring the safety of our co-workers and customers.

Personnel Outside the United States

If you are employed by US Airways outside the United States, please see Wings at wings.usairways.com for more important information about using the ethics reporting options from your country.

Seeking Help

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. We encourage you to contact your supervisor, department managers, HR Manager or the Chief Compliance Officer if you need help applying the Code to an ethical issue.

Amendment and Waivers

The Code may only be amended by the US Airways Board of Directors or the Audit Committee. Waivers of the Code for members of the Board of Directors or executive officers may be made only by the Board of Directors or a committee of the Board of Directors. Waivers of the Code for other employees may be made only by the Chief Compliance Officer or by the Board of Directors or a committee of the Board of Directors. Waivers of the Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers will be disclosed to the public as required by applicable laws, rule and regulations.

2.	Compliance with Laws

US Airways is subject to numerous federal, state and local laws and regulations applicable to various aspects of its operations. In addition to the laws, rules and regulations discussed below (such as the Foreign Corrupt Practices Act (FCPA) and other laws, rules and regulations relating to bribery and kickbacks, antitrust laws and laws restricting political contributions and lobbying), these include laws, rules and regulations administered by the Department of Transportation, Federal Aviation Administration, Transportation Security Administration and the SEC as well as laws dealing with equal employment opportunity, occupational safety, employee retirement income, intellectual property, information privacy and many others. These laws, rules and regulations also include prohibitions on trading securities based on material non-public information, or insider trading laws. Our policies require that our business be conducted with honesty and integrity, and in full compliance with both the letter and the spirit of all applicable laws. US Airways expects you to conduct business applying accepted professional standards of conduct, strictly observing all laws, and following only the highest business and ethical practices.

If you have reason to believe that a federal, state, local or international law, rule or regulation applicable to any aspect of US Airways’ activities is not observed, you should immediately bring this information to the attention of the Chief Compliance Officer or report the information using one of the methods described in this Code. For more information, see “Reporting Concerns and Violations” at the beginning and the “If You Need Help” section at the end of this Code.

3.	Commitment to Confidentiality

One of our most important assets is our confidential information. In the course of conducting business on behalf of US Airways, you may learn of information that is confidential. Confidential information includes all information that US Airways has not disclosed. Some examples of confidential information are preliminary or final financial data or other reports regarding operations; personnel and employee compensation data; information about our relationships with customers or suppliers or with government agencies that oversee or regulate our activities; intellectual property and trade secrets; plans and strategies for growth, pricing, or new markets, products or services; customer lists; and any other information developed or compiled to give US Airways a competitive advantage in conducting its business.

Protect Company Confidential Information

To protect US Airways’ legal rights, it is critical that the confidentiality of confidential information be maintained. Every employee has a duty to safeguard all confidential information about US Airways (or any other company) that is learned in the course of his or her employment. This policy requires you to refrain from discussing confidential information with anyone, even family, friends, and other employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. In addition, using or disclosing confidential information for your personal profit or advantage, or for the personal profit or advantage of anyone else, is prohibited. Your obligation to protect confidential information continues after you leave the Company. Unauthorized use or disclosure of confidential information could result in great harm to US Airways and embarrassing and expensive legal liability to you and to the Company.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, CDs, memory sticks, tablets and laptop computers, should be stored securely. Care should be taken not to discuss confidential information in any place where it could be overheard. Confidential information in written or electronic form must be handled cautiously as well. Do not bring it to or leave it in public places, transmit it by facsimile to a location where the fax could be intercepted, send it via an unsecured email or electronic data transmission, or post it on the Internet or an electronic bulletin board. Use passwords on your phone, your tablets, your computers and your other electronic equipment. All US Airways emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside US Airways except where required for legitimate business purposes. For other guidelines regarding electronic communications, see our Email, Internet and Social Media Acceptable Use Policy in the Employee Handbook at wings.usairways.com under “Human Resources – Policies.”

Respect Confidential Information of Others

It is our policy to respect the confidential information of others, including our customers, vendors, suppliers and competitors. You must treat this information in the same manner as you are required to treat our confidential information. Failure to respect the confidential information of others violates this Code and could place US Airways and you at significant legal and financial risk.

Refer Media Contacts

In the normal course of their duties, many US Airways personnel, particularly those in management, may come into contact with representatives of the news media. US Airways employs media professionals in our Corporate Communications group, and no one other than those individuals is authorized to speak to the media unless specifically approved or arranged by Corporate Communications. If you are contacted by the media or receive a media inquiry about the Company or its business, direct the contact to the 24-hour telephone number for Corporate Communications: (480) 693-5729.

4.	Respect Company Property

Use Company Assets for Company Business

You are expected to protect the assets of US Airways and ensure their efficient use. US Airways property, such as office supplies, computer equipment, buildings, products and services, must be used only for legitimate business purposes.

Use Logos and Marks for Company Business

“US Airways” and the names of all of the companies within US Airways and all corporate logos are important assets of US Airways and must be legally protected at all times. Toward that end, our policy is that US Airways’ names, logos, trademarks and service marks can only be used for authorized US Airways business and never in conjunction with personal or other activities unless you receive prior approval from the Chief Compliance Officer.

Inventions and Ideas Belong to the Company

Under our policy and the law, copyrighted materials, inventions, trademarks, service marks, promotional ideas, processes or products related to US Airways that you conceive or develop within the scope of your employment are the property of US Airways. It is very important that you identify and disclose to the Company any new inventions, processes, works of authorship, technology advances or unique solutions to business problems developed or discovered during the scope of your employment with US Airways. These are the property of the US Airways, and the Company has the sole right to determine whether to seek patent protection for such items. It is also important that you do not use, disclose, or market any inventions, promotional ideas, processes or products without the prior approval of the Chief Compliance Officer as this may result in the forfeiture of US Airways’ patent rights, trade secrets or other proprietary rights.

5.	Commitment to Fair Dealing with Others

All dealings with employees, existing and potential business partners (such as customers, vendors, suppliers and others), competitors, regulators, foreign officials and other outside interests must be conducted in an ethical, honest, fair and trustworthy manner. You must honor the Company’s commitments, perform agreements to which the Company is a party, and avoid inappropriate or illegal influences or any other circumstance which might affect your ability to discharge your duties impartially.

6.	Avoid Real and Potential Conflicts of Interest

You must avoid any actions or relationships that could conflict with, or even appear to conflict with, the interests of US Airways. You should not use your position with US Airways for personal gain or create a situation through investments, interests or associations that interferes with or might interfere with your obligation to perform your work for US Airways objectively and effectively.

Avoid Conflicts with Business Partners

At US Airways, we strive to build good working relationships with our business partners. Having reliable, top-performing business partners is important to our success. The selection of business partners, as well as the purchase of materials and services, must always be determined solely on the basis of fair dealing and legitimate business considerations such as price, quality and delivery, service reputation, long-term benefit to US Airways and other appropriate terms.

Your ongoing relationship with a business partner may involve daily or regular interactions depending on business needs. Especially in those circumstances, it’s important to remember that conflicts of interest could more naturally occur with such a close working relationship. Consequently, it’s imperative that you remain objective and impartial in your business dealings. You also must be cognizant of the Code rules pertaining to the non-disclosure of confidential information when working with a business partner; keep in mind that the person with whom you work closely is not a member of US Airways and has different and sometimes conflicting loyalties, so therefore should be treated in an arms-length manner at all times.

Protect Corporate Opportunities

You may not take personal advantage of opportunities for US Airways that are presented to you or discovered by you as a result of your position with US Airways or through your use of corporate property or information unless authorized by the Chief Compliance Officer or, in the case of members of the Board of Directors or any Executive Vice President, President or CEO, the Audit Committee of the Board of Directors. Even opportunities that you may acquire privately may be questionable if they are related to US Airways’ existing or proposed lines of business. You cannot use your position with US Airways, corporate property or information for improper personal gain, nor can you compete with US Airways, directly or indirectly, in any business opportunity, including the purchase or sale of property, property rights or interests. If you have any questions, you should contact your HR Manager or the Chief Compliance Officer.

Don’t Request Favors

When honoring commitments and performing agreements, you should refrain from seeking additional favors, prizes, gifts, discounts and similar types of benefits that are beyond the terms of an agreement made with our business partners unless such requests have been approved by the Chief Compliance Officer. US Airways strives to achieve the best possible terms and relationships with our business partners. We must at all times demonstrate integrity, honor our commitments and not take unfair advantage of others. Just asking for items outside of a contract may threaten business relationships through real or perceived undue pressure to provide “extras.” Such requests potentially damage the reputation of US Airways so are not allowed. And if “extras” were accepted from a business partner, the selection of that partner in business dealings could be perceived as favoritism. In addition, the receipt of gifts by US Airways employees is discussed in more detail below.

Guidelines for Gifts or Favors

US Airways considers a gift to include any item, product, discount or service or other financial advantage of any value given to or by an employee, officer or member of the Board of Directors to or by an existing or potential competitor, business partner or other party with whom US Airways does business. You shall not directly or indirectly make, promise, request, receive, or agree to receive any such gift in connection with US Airways business if made for the purpose of securing any improper advantage or influencing or rewarding any decision or result that would benefit US Airways or you.

Items or services that are customarily provided to all Company or travel industry employees, such as discounted travel arrangements, are generally acceptable and would not be considered gifts. Discounts on personal purchases are also acceptable, provided such discounts are generally offered to all US Airways employees.

•	Meals or Other Entertainment: An occasional (not frequent) meal or other entertainment is generally acceptable if:

•	The meal or other entertainment is of reasonable value;

•	The purpose of the meeting or attendance at the event is business-related; and

•	The expense would be paid by US Airways as a reasonable business expense if not paid for by another party.

•	Cash: Never offer or accept cash or cash equivalents (such as gift cards, gift certificates and lottery tickets) for any reason whatsoever.

•	Loans: You may not accept loans from existing or potential business partners other than from established banking or financial institutions with terms consistent with their ordinary course of business.

•

Mementos and Other Gifts: You may give or receive a memento that is valued at $100 or less as long as there is no actual or perceived undue influence involved with accepting the gift. A memento could be a souvenir or a keepsake that serves as a reminder of a business relationship, a past event or something similar. You do not need to request approval for receipt of this type of gift. You may give or receive a memento or gift valued at $100 or more only with the written consent of the Chief Compliance Officer.

If an existing or potential business partner asks for a gift or other special considerations in exchange for engaging in business with US Airways, you must promptly notify the Chief Compliance Officer and deny the request.

Gifts to Other Employees Restricted

This Code is not intended to prohibit US Airways from giving gifts to or rewarding employees, nor is it intended to prohibit employees from extending courtesies and nominal gifts to one another in the workplace. However, in certain contexts, gifts from one employee to another may be inappropriate. For guidelines regarding gift-giving within US Airways, see your Employee Handbook at wings.usairways.com under “Human Resources – Policies.” You may also discuss the matter with your HR Manager.

No Business with Personal or Family Interests

You should not be involved in any business decision at US Airways where your impartiality could be questioned. You are not allowed to represent the Company in any transaction if you or a close friend or relative has a material financial interest or other significant personal stake in the transaction. You, or a member of your immediate family, may not have a material financial interest in any outside concern doing business with or competing with the Company except with authorization in advance from the Chief Compliance Officer. Owning securities (stocks or bonds) in a publicly owned corporation regularly traded on the open market is not considered a “material financial interest” if the securities you own comprise less than 1% of the total outstanding securities of that company.

7.	Compliance with Anti-Corruption Laws

All US Airways personnel are subject to anti-corruption laws, including the US Foreign Corrupt Practices Act (the FCPA), the UK Bribery Act 2010, the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (the OECD Convention), and local anti-corruption laws. These laws can make the giving or receiving of anything of value illegal under certain circumstances.

While it is not feasible to list every circumstance that may create possible conflicts of interest or potential anti-corruption compliance issues, the following is a guide to some types of activities that might give rise to conflicts or compliance issues.

Anti-corruption laws such as the FCPA, the U.K. Bribery Act, the OECD Convention and local laws in the countries where US Airways does business affect our worldwide operations. Anti-corruption laws applicable to our business are growing in number and complexity. These laws apply to all US Airways operations, subsidiaries, joint ventures, directors, officers, agents and employees globally. Violations of these laws subject US Airways to potentially severe sanctions and may expose the members of our Board of Directors, officers, employees and agents to criminal prosecution or other fines and penalties. Violations of the those laws could subject US Airways employees to discipline up to and including termination, as well as serious civil and criminal penalties, including prison time.

Corrupt transactions are those that are undertaken with the intent or aim of influencing a foreign government official, business partner or any individual associated with any entity with which US Airways does business to give more favorable treatment than they otherwise would. You shall not give to or receive from any foreign government official anything of value, no matter how small, if there is any corrupt motive or appearance of impropriety connected to the gift. Also, you cannot undertake any action through an intermediary that you could not undertake yourself. This means that you cannot ask a third party to make an improper gift or other courtesy that would otherwise be prohibited.

The FCPA and UK Bribery Act take a very broad view of who is a foreign official. The definition includes all government employees and all employees of commercial enterprises owned or controlled by a foreign government entity. As a practical matter, this includes all airport employees with whom US Airways deals in the normal course of its business. Similarly, all employees of commercial entities that are owned or controlled by a foreign government are also considered foreign officials. As such, it is important to undertake some basic diligence on customers and suppliers so that you know with whom you are dealing and can behave accordingly. The FCPA and UK Bribery Act also extend to mere promises or requests for gifts, whether or not the gift is made and whether or not any intended influence or benefit is actually achieved.

Similar prohibitions apply when seeking U.S. government federal, state or local contracts or business or when involved in establishing and maintaining relationships with government officials in the U.S., and you are responsible for knowing and complying with the applicable laws, rules, regulations and policies that apply to those activities. You are prohibited from offering or giving, soliciting or receiving any form of a bribe, kickback, rebate or gratuity to or from a U.S. federal, state or local government official, employee or agent. In addition, you may not give U.S. federal, state or local government officials or employees illegal gifts, gratuities or payments.

8.	Commitment to Accurate Financial Records and Reporting

The integrity of our public disclosure depends on the validity, accuracy and completeness of the information supporting the entries in our records. Our records also serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and other business partners. As a result, it is important that our records accurately and fairly reflect, in reasonable detail, our assets, liabilities revenues, costs and expenses as well as all transactions and changes in assets and liabilities. Therefore, our records must be completed accurately and honestly. You are strictly prohibited from making false or misleading entries on US Airways’ records for any reason. This requirement applies to every aspect of our record-keeping and in all aspects of our operations, including information relating to US Airways employees, customers and finances. We require that:

•	No entry be made in our records that intentionally hides or disguises the nature of any transaction or any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our records;

•	No US Airways funds or assets be used for any unlawful or improper purpose, and no payment from US Airways accounts, funds or other assets be approved or made with the intention or understanding that any part of that payment is to be used for any purpose other than that described by the documents supporting the payment;

•	Employees comply with our system of internal controls; and

•	No cash or other assets be maintained for any purpose in any unrecorded or “off-the books” fund.

US Airways’ records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure, and fairly present our financial condition and results of operations. Employees who collect, provide, or analyze information for these reports, or otherwise contribute in any way in preparing or verifying these reports, should strive to ensure that our financial disclosures are accurate and transparent and that our reports contain all of the information about US Airways that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•	You may not take or authorize any action that would cause our financial records or financial disclosure to fail to comply with Generally Accepted Accounting Principles (GAAP), the rules and regulations of the SEC, or other applicable laws, rules and regulations;

•	You must cooperate fully with our accounting department and internal auditors, as well as our independent auditor and counsel, respond to their questions with candor, and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•	You may not knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

If you become aware of any departure from these standards, you must report your knowledge promptly to the Chief Compliance Officer. For more information, see “Reporting Concerns and Violations” at the beginning of this Code.

9. Limits on Other Employment and Activities

Other Employment and Consulting Restricted

US Airways generally permits employees to be self-employed or employed by others outside of the Company subject to the following:

•	An employee who is required to obtain and maintain an FAA license or certification may not be employed in an outside position if that position requires the employee to obtain and maintain that license or certification. An employee who holds an FAA license or certificate in connection with the employee’s work at US Airways must obtain prior permission from the Chief Compliance Officer or his/her designee before the employee can engage in any other outside work. That permission generally will be granted if the outside employment is not in an aviation-related, safety-sensitive position.

•	Other employees who seek to engage in outside positions in the aviation industry must obtain prior permission from the Chief Compliance Officer or his/her designee. That permission generally will be granted if the outside employment is not with a competitor, vendor or supplier, does not put the employee in the position of competing or supporting competition with US Airways, or does not raise concerns about maintaining confidentiality with respect to US Airways confidential and proprietary information.

•	Director-level employees and above who seek to engage in any outside employment must obtain prior permission from the Chief Compliance Officer or his/her designee.

Also, you should use good judgment with any permissible outside employment that you choose. Do not engage in outside employment that might discredit or conflict with the best interests of US Airways. Avoid any outside employment that conflicts with your scheduled hours, overtime when required, the ability to meet deadlines, or in general impedes your ability to perform your role effectively at US Airways.

To Obtain Advance Approval for Outside Employment: If you need prior permission for outside employment for reasons noted above, complete an Outside Employment Request Form, available on Wings at wings.usairways.com under “Human Resources – Forms—Company Forms – Human Resources Forms – General,” and forward it to the contact person listed on the form prior to accepting outside employment.

Members of Your Family and Outside Employment

Just as US Airways expects you not to engage in employment or activities that could call your loyalty into question, the same applies to your spouse, domestic partner or other members of your immediate family. If a member of your immediate family works for a competitor or a business partner of US Airways, this could be, or appear to be, a conflict of interest. If such a situation arises, you should review the circumstances with the Chief Compliance Officer to assess the nature and extent of any potential concerns and how they might be resolved.

Serving as an Employee, Consultant or Advisor to an Expert Network

You are not permitted to be a paid or unpaid employee of or consultant or advisor to an “expert network” while you are an employee, officer, agent or member of the Board of Directors of US Airways. An “expert network” connects institutional investment managers with expert consultants, including professional participants in relevant industries, such as the aviation industry. We believe that employment or consulting with an expert network could cause a real or perceived lack of objectivity and impartiality in your ongoing work with US Airways and presents too great a risk of disclosure (whether intentional or not) of confidential and proprietary information and/or other material non-public information about US Airways and its various business partners. Participants in expert networks who have disclosed material non-public information to others have been charged with violations of insider trading laws and regulations, resulting in substantial civil and criminal penalties as well as prison terms.

Employees of US Airways Performing Other Services for US Airways

Except for the salary and other compensation and benefits that you earn for services that are within the scope of your employment with US Airways, you are not permitted to be paid for services to US Airways. You are also not allowed to hire a current employee of US Airways to be paid for services that are not in the scope of his/her employment with US Airways.

Service as an Officer or on a Board or Committee of Another Entity

Employees other than any Executive Vice President, the President or the CEO must obtain prior approval from the Chief Compliance Officer to serve as an officer of, or on a board of directors or trustees or on a board-level committee of, any entity (whether profit or not-for-profit). Executive Vice Presidents, the President and the CEO must obtain prior approval from the Audit Committee of the Company’s Board of Directors to serve as an officer of, or on a board of directors or trustees or on a board-level committee of, any entity (whether profit or not-for-profit).

Pursuing Other Activities and Interests Away from Work

US Airways respects the many and varied interests of its employees outside the work environment. Although participation in various political, charitable, civic and other organizations is permitted, participation in outside activities must not be such that an observer would conclude that the Company is endorsing the activity. The outside activity also must not impede your ability to properly perform your job duties. Additionally, you may not pursue personal interests during those times when you are required or expected to perform your duties and responsibilities for US Airways. If your outside activity occurs on-line via the internet, be sure you are in compliance with US Airways’ Email, Internet and Social Media Acceptable Use Policy, which is available on Wings, our intranet website, at wings.usairways.com.

10. Restrictions on Fundraising Activities

Only charitable organizations recognized by the Internal Revenue Service (IRS) and approved by the Chief Compliance Officer, and activities that are officially sponsored in some form by US Airways, may be associated with fundraising activities taking place on the property of or on behalf of US Airways. Examples of fundraising activities not permitted without specific approval include direct or indirect solicitation of funds for any cause as well as raffles, drawings, or similar games of chance or any other activities that may constitute gambling activities. For more information on these types of activities, see the Employee Handbook at wings.usairways.com under “Human Resources – Policies.” Requests for approval of fundraising activities should be submitted to the Chief Compliance Officer for review. Any group receiving approval for a fund must work with its HR Manager in establishing parameters and controls for the fund.

11. Compliance with Antitrust Laws

We are committed to free and open competition in the marketplace. You should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.

Antitrust laws in the United States, Canada, Europe, and several other countries prohibit agreements, understandings or arrangements between companies that unreasonably restrain competition, including agreements to fix prices; divide markets, customers, or territories; limit production; or otherwise impede or destroy market forces. It is our policy to compete vigorously and ethically while complying with all antitrust and similar laws in the countries and states in which we conduct business. Violations of antitrust laws carry severe consequences and may expose US Airways and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Chief Compliance Officer promptly for assistance, approval and review.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws and similar laws abroad forbid agreements or actions “in restraint of trade.” All US Airways employees should be familiar with the general principles of the U.S. antitrust laws. Antitrust violations carry serious penalties, and even an appearance of impropriety can cause significant disruption to our business and employees. The following are examples of agreements with competitors that violate U.S. antitrust laws:

•	Agreeing to Fix Prices. We may not agree with our competitors to raise, lower or stabilize prices or any element of price, including discounts, fees, surcharges and credit terms.

Example: US Airways may not agree with another carrier to charge the same fares, travel agent commissions or fees for baggage.

•	Agreeing to Restrict Output. We may not agree with our competitors to limit our production or restrict the supply of its services.

Example: US Airways may not agree with another carrier that it will limit available seats or routes to a specific location.

•	Agreeing to Allocate Business. We may not agree with our competitors to divide or allocate markets, territories or customers.

Example: US Airways may not agree with a competitor that it will not serve a particular geographic area or city pair in exchange for the competitor’s agreement not to serve a different geographic area or city pair.

•

Agreeing to Form a Group Boycott. We may not agree with our competitors to refuse to sell or purchase products from third parties. In addition, we may not prevent a customer from purchasing or using non-Company products or services.

Example: US Airways may not agree with another airline to refuse to deal with a specific travel agent or ground handling company.

Whether an agreement or action violates the antitrust laws often depends on the facts and circumstances of the incident in question. If you have any questions or concerns about a discussion, action, or agreement with a competitor or any other third-party, please promptly contact the Chief Compliance Officer with your questions or concerns.

Meetings, Conversations, and Correspondence with Competitors

Violations of the antitrust laws can be proved by circumstantial evidence (that is, indirect evidence that supports an inference of illegal behavior such as written correspondence). Courts can and do infer antitrust agreements based on loose talk and informal discussions between competitors. You should, therefore, exercise caution in meetings, conversations and correspondence with competitors. While discussions with competitors on many topics are legal and proper (e.g., discussing joint offerings with alliance partners), you should not discuss non-public, competitively sensitive pricing or strategy information with any competitors (including alliance partners) without confirming in advance that it is acceptable to do so. This includes discussing non-public information regarding:

•	Prices (including fares, fees, surcharges, discounts and other aspects of price);

•	Costs;

•	Market shares;

•	Non-public financial information, including information such as profits and profit margins;

•	Product or service offerings;

•	Terms and conditions of sale or supply;

•	Allocating business, routes, or territories between competitors;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers or partners; or

•	Distribution methods or channels.

Be careful with your written communications on these sensitive non-public matters as well. If you plan to participate in a meeting or any conversation with any competitor in which you anticipate competitively sensitive issues like those listed above may be discussed, please alert the Chief Compliance Officer. If you are participating in a meeting with any competitor about other topics and the discussion turns to these types of competitively sensitive issues, please clearly and unambiguously excuse yourself from the discussion.

Professional Organizations and Trade Associations

You should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, however, you should not discuss non-public financial information, pricing strategies, or other proprietary, competitively sensitive information with our competitors. If you are uncertain whether a discussion topic is appropriate, please defer the conversation until you have discussed it with the Chief Compliance Officer. If you are participating in an industry group meeting with competitors present and the discussion turns to competitively sensitive issues like the ones listed above, please clearly and unambiguously excuse yourself from the discussion.

12. Commitment to Respect Human Rights

US Airways is committed to complying with all applicable laws and to respecting human rights and combating illegal human trafficking and child exploitation. As a prominent part of the worldwide travel industry, we believe this commitment extends to the conduct of our business in a manner that protects human rights and the rights of children within US Airways’ sphere of influence. US Airways demonstrates global leadership in responsible workplace practices and endeavors to conduct its business operations in a manner that is free from complicity in human rights abuses. US Airways’ core values and culture embody a commitment to ethical business practices and good corporate citizenship.

US Airways condemns all forms of exploitation of children. We do not recruit child labor and support the elimination of exploitative child labor. We also support laws enacted to prevent and punish the crime of sexual exploitation of children. US Airways is committed to working to raise awareness among our employees and high-risk vendors concerning such exploitation and cooperating with law enforcement authorities to address any instances of exploitation of which we become aware.

13. Limits on Political Contributions and Lobbying

Federal and state contribution and lobbying laws prohibit or strictly limit the contributions that US Airways can make to political parties, committees and candidates. It is our policy that our employees, officers and members of the Board of Directors and our affiliates, partners, intermediaries, consultants, agents, joint ventures, nonemployee contractors, or other third parties that act as a representative, agent or advisor to US Airways (we refer to all of these parties below as US Airways related parties), must comply fully with all federal, state, and local laws that govern political activities and other interactions with elected officials.

Political Contributions

Federal and state laws prohibit or strictly limit contributions by corporations, including US Airways, to political parties, committees and candidates. Corporations may operate political action committees that make such contributions, but those contributions are also subject to strict limitations. These restrictions cover not only direct contributions, but also indirect assistance or support, such as the purchase of tickets to dinners or political fund-raising events, or the furnishing of any other Company goods, services or facilities for any activity to benefit political parties, candidates or committees. It is also against the law for corporations, including US Airways, to reimburse an employee, either directly or indirectly, for making a political contribution. It is US Airways’ policy that no Company funds or assets (such as US Airways facilities or services), may be used for federal, state or local political contributions without prior written approval of the Chief Compliance Officer.

Federal law permits corporations to use corporate funds to make certain “independent expenditures” in connection with federal elections. Should US Airways decide that it is in the best interests of the Company and its shareholders to make any independent expenditures, we will fully comply with all applicable laws and regulations, including completing all legally required filings with the Federal Election Commission. No such expenditures may be made without prior written approval of the Chief Compliance Officer.

Use of Company Resources for Political Activities

The restrictions described above apply only to the direct or indirect use of US Airways funds or assets for political purposes and do not pertain to US Airways personnel and related parties’ personal political contributions. Our policy is not intended to encourage or discourage US Airways personnel and related parties from making personal contributions to any candidates, parties or committees. However, you must avoid performing volunteer campaign work during your normal work hours, or otherwise using US Airways time, facilities, email systems, or phone systems for political purposes. US Airways personnel and related parties who participate in political activities must not speak or act on behalf of US Airways or give the impression that they speak or act on behalf of US Airways.

Political Action Committee

We operate a Company-sponsored political action committee, US Airways Group, Inc. Federal PAC, as permitted by federal law. The PAC is a nonpartisan committee that makes contributions to political candidates, parties and committees who support business issues of importance to US Airways and its shareholders. Any contribution made by the PAC must comply with all applicable laws and must be disclosed on reports filed with the Federal Election Commission. Those reports are publicly available at fec.gov.

This PAC may solicit eligible US Airways personnel for voluntary contributions, subject to certain limitations and requirements. Personnel will not in any way be favored nor prejudiced in any condition of employment as a result of making or failing to make a contribution to the PAC. All contributions must be made with personal funds, and personnel cannot be reimbursed or compensated in any manner, either directly or indirectly, from US Airways or any other person or entity. Federal, state, and local laws may require US Airways to report contributions to the PAC.

Lobbying

US Airways is registered under the Lobbying Disclosure Act of 1995 and complies with all relevant limitations and reporting requirements regarding lobbying communications. To enable the Company to comply with these laws, US Airways employees must obtain approval from the Chief Compliance Officer before making any communication with federal policy-makers (Congressional and Executive Branch), regarding federal legislation (pending or proposed), Executive orders, regulatory matters and other programs, policies and positions of the U.S. Government that may be related to US Airways or aviation industry matters. In addition, all expenditures related to such communications must be promptly reported to the Chief Compliance Officer except those incurred by registered corporate lobbyists whose expenses are reported on lobbying reports.

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If You Need Help

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. To report a violation of this Code or laws, rules or regulations that are discussed in this Code or if you have questions or concerns about the Code:

•	Chief Compliance Officer: Contact the Chief Compliance Officer at 480-693-0800.

•	Ethics Hotline: Call the toll-free ethics hotline 24 hours a day, 7 days a week at 800-886-2304.

•	Ethics Website: Report the violation or submit your question or concern in writing online, 24 hours a day, 7 days a week, at notify.alertline.com.

•	Mail: Submit a written report, question or concern by first-class mail to our outside vendor at the following mailing address:

US Airways Group, Inc.

c/o EthicsPoint, Inc.

PO Box 230369

Portland, OR 97223

•	HR Manager: Contact your HR Manager, for whom you can find contact information on Wings, our intranet website, at wings.usairways.com.

Personnel Outside the United States - Please see Wings at wings.usairways.com for more important information about using the ethics reporting options from your country.

For employment-related matters that are not discussed in this Code, including matters such as payroll issues, interpretation and application of a collective bargaining agreement, employee benefits, substance abuse, inappropriate relationships within a management reporting chain, sexual harassment or discrimination claims, please contact your HR Manager or email to human.resources@usairways.com.

Safety concerns may be reported to the Vice President of Safety at 800-363-2545 or through the Chief Compliance Officer, the ethics hotline, the ethics website and/or your HR Manager, or to all of them.